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                                                                     EXHIBIT 8.1

                    Skadden, Arps, Slate, Meagher & Flom LLP
                                 4 Times Square
                             New York, NY 10036-6522



                                                     March __, 2003


Revlon, Inc.
625 Madison Avenue
New York, N.Y. 10022


                      Re: Revlon, Inc. Registration Statement on Form S-3 Registration No. 333-102969

Ladies and gentlemen:

                  We have acted as counsel to Revlon, Inc., a Delaware corporation (the "Company"), in connection with the above-captioned registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on February 5, 2003, as amended by Amendment 1 thereto filed with the Commission on March __,2003 (such registration statement, as so amended, the "Registration Statement") for the purpose of registering transferable subscription rights ( the "Rights") distributed in connection with a rights offering by the Company to holders of record of its Class A and Class B common stock, par value $0.01 per share (collectively the "Holders") and (ii) up to [3, 913,044] shares of the Company's Class A common stock, par value $0.01 per share (the "Class A Common Stock"), issuable upon the exercise of the Rights.

                  This opinion is being provided to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

                  In rendering our opinion set forth below, we have reviewed the Registration Statement, the prospectus thereunder (the "Prospectus") and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the current provisions of the Internal Revenue Code of

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Revlon, Inc.
March   ,2003
Page 2


1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service ("Service") rulings, all of which are subject to change, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that the opinion expressed herein will be accepted by the Service or, if challenged, by a court.

                  Based solely upon and subject to the foregoing, we are of the opinion that, although the discussion set forth in the Prospectus under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the acquisition, ownership, exercise, exchange and disposition of the Rights and the Class A Common Stock, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the acquisition, ownership, exercise, exchange and disposition of the Rights and the Class A Common Stock to Holders.

                  Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Rights or the Class A Common Stock or of any transaction related to or contemplated by such issuance. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus and the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                            Very truly yours,